SELECTIVE
[Logo Graphic Omitted]
                                                Selective Insurance Group, Inc.
                                                40 Wantage Avenue
                                                Branchville, New Jersey 07890
                                                www.selective.com


FOR RELEASE AT 4:15 P.M. (EST) ON JULY 26, 2005
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com


                       SELECTIVE INSURANCE GROUP REPORTS
                          SECOND QUARTER 2005 EARNINGS
                            GAAP combined ratio 96%
                  Commercial lines net premiums written up 9%
                      Investment income, after-tax, up 17%

Branchville, NJ - July 26, 2005 - Selective Insurance Group, Inc. (NASDAQ:
SIGI), today reported its financial results for the second quarter ended June 30, 2005.

Compared with the second quarter of 2004:
-  Net income increased 11%, to $32.1 million, or $1.02 per diluted share;

- Operating income(1) increased 10% to $31.7 million, or $1.01 per diluted share;

-  The GAAP combined ratio increased 0.3 points to 96.0%;

-  The statutory combined ratio improved 0.1 points to 94.9%
     - The commercial lines statutory combined ratio improved 3.1 points to 92.4%
     - The personal lines statutory combined ratio increased 16.8 points, mainly due to a $7.5 million increase in reserves for currently estimated increased claim costs related to the New Jersey Supreme Court's decision to eliminate the serious life impact requirement of the verbal tort threshold. This action accounted for 14.4 points of the overall personal lines statutory combined ratio and reduced diluted earnings per share by $0.15;

________________________

(1) Operating income differs from net income by the exclusion of realized gains or losses on investment sales and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights and Reconciliation to Comparable GAAP measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

-  Net premiums written (NPW) increased 6% to $369.6 million
     -   Commercial lines NPW increased 9% to $317.5 million
     -   Personal lines NPW declined 11% to $52.1 million; and

-  Total revenue was up 8% to $414.4 million.

Weather-related catastrophe losses accounted for only 0.2 points of the GAAP and statutory combined ratios for the second quarter of 2005, or $0.5 million, after-tax, compared to 0.8 points, or $1.7 million, after-tax, for the second quarter of 2004.

Gregory E. Murphy, Selective Insurance Group Chairman, President and CEO, stated: "We delivered another solid performance this quarter, led by strong results from our commercial lines operation and a 17% increase in after-tax investment income. We continue to build upon the successful strategies that have made Selective one of the premier super-regional property and casualty companies in the industry. Our 6% premium growth is about three times higher than the A.M. Best estimated industry average and clearly reflects the quality of our field-based underwriting and claims strategies, and our business-driven technology initiatives. The commercial lines operation, which represents 85% of our business, delivered strong net premiums written growth of 9%, including almost $71 million of net new business, and a strong 92.4% statutory combined ratio. These results highlight our ability to compete successfully in changing market conditions.

"Of significant note, on June 1, 2005, A.M. Best affirmed Selective's "A+" (Superior) rating for the 44th consecutive year. We remain one of only 7% of commercial lines carriers rated "A+" or higher. A.M. Best made reference, in part, to our solid capitalization, historically favorable operating performance, quality management team, disciplined underwriting culture and strong regional market presence within the small commercial lines business segment. A.M. Best also noted the significant advancements we have made in web-based technology that make it even easier for agents and customers to do business with us.

"We continue to execute our geographic diversification strategy and refine our personal lines operation. Personal automobile business in New Jersey now represents only 7% of company-wide premium volume, down from 22% a decade ago. Our New Jersey personal auto business was profitable the past four quarters; this quarter was unprofitable, at a statutory combined ratio of 123.4%, due to estimated higher claim costs that reflect a New Jersey Supreme Court decision eliminating the serious life impact requirement of the verbal tort threshold."

The Company's Diversified Insurance Services contributed $0.11 in earnings per diluted share for the quarter. Revenue at these fee-based businesses was up 13%, to $29.7 million, compared to second quarter 2004. Return on revenue was 12%, compared to 8.5% in the second quarter of 2004.

For the six months ended June 30, 2005, the Company reported net income of $68.2 million, or $2.17 per diluted share. Operating income(1) was $64.3 million, or $2.05 per diluted share. For the comparable period last year, the Company reported net income of $56.4 million, or $1.80 per diluted share, and operating income of $52.8 million, or $1.69 per diluted share. Selective's GAAP combined ratio improved to 95.6% for the first six months of 2005, compared to 96.7% for the six-month period ended June 30, 2004. For the same period, the statutory combined ratio improved to 94.2% in 2005, compared to 95.3% in 2004.

After-tax investment income for the second quarter 2005 increased 17%, to $25.2 million, compared to the same period last year. At June 30, 2005, Selective's consolidated assets reached $4.2 billion, including $3.0 billion in the Company's investment portfolio; stockholders' equity was $942.3 million; and book value per share was up 18% to $33.20, compared to second quarter 2004. During the quarter, the Company repurchased approximately 70,000 shares of its stock at an average price per share of $47.55. There are approximately 4.9 million shares available for repurchase under Selective's stock repurchase plan.

The Board of Directors declared a $0.19 per share quarterly cash dividend on Selective's common stock payable Sept. 1, 2005, to stockholders of record on Aug. 15, 2005.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on July 27, 2005, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Aug. 26, 2005.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance. Such statements are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These forward-looking statements are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective's future performance. Factors that could cause Selective's actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the United States Securities and Exchange Commission ("SEC") and those associated with:
o the frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
o    adverse economic, market or regulatory conditions;
o the concentration of our business in a number of East Coast and Midwestern states;
o    the adequacy of our loss reserves;
o    the cost and availability of reinsurance;
o    our ability to collect on reinsurance and the solvency of our reinsurers;
o    uncertainties related to insurance rate increases and business retention;
o changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;
o our ability to maintain favorable ratings from A.M. Best, S&P, Moody's and Fitch;
o fluctuations in interest rates and the performance of the financial markets which may affect our investment income; and
o    our entry into new markets and businesses.

Selective's SEC filings can be accessed through the Investors and Corporate Governance sections of the company's website, www.selective.com, or through the SEC's EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).


                Selective Insurance Group, Inc. (Nasdaq: SIGI) *
     GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
                                 GAAP Measures


(in thousands, except per share data)
-------------------------------------------------------------------------------------------------------
3 months ended June 30:                                                      2005             2004
-----------------------                                                      ----             ----
Net premiums written                                                  $     369,621         349,250
Net premiums earned                                                         350,452         325,986
Net investment income                                                        32,747          28,662
Diversified insurance services revenue                                       29,697          26,395
Total revenues                                                              414,359         382,137

Operating income                                                             31,714          28,774
Capital gain, after-tax                                                         364             100
                                                                       -------------     -----------
Net income                                                            $      32,078          28,874
                                                                       =============     ===========

Statutory combined ratio                                                      94.9%           95.0%
GAAP combined ratio                                                           96.0%           95.7%

Operating income per diluted share                                    $        1.01            0.92
Net income per diluted share                                                   1.02            0.92
Weighted average diluted shares                                              32,172          32,402
Book value per share                                                  $       33.20           28.03



6 months ended June 30:                                                      2005             2004
-----------------------                                                      ----             ----
Net premiums written                                                  $     766,399         724,512
Net premiums earned                                                         693,192         641,292
Net investment income                                                        65,109          58,122
Diversified insurance services revenue                                       57,449          50,626
Total revenues                                                              822,665         757,257

Operating income                                                             64,332          52,827
Capital gain, after-tax                                                       3,352           3,575
Cumulative effect of change in accounting principle, net of tax                 495               -
                                                                       -------------     -----------
Net income                                                            $      68,179          56,402
                                                                       =============     ===========

Statutory combined ratio                                                      94.2%           95.3%
GAAP combined ratio                                                           95.6%           96.7%

Operating income per diluted share                                    $        2.05            1.69
Net income per diluted share                                                   2.17            1.80
Weighted average diluted shares                                              32,225          32,311
Book value per share                                                  $       33.20           28.03


              *All amounts included in this release exclude inter-company transactions.
